Exhibit 99.1

Press Release	Source: DG FastChannel, Inc.

DG FastChannel(R) Completes Acquisition of Vyvx Advertising Service Operations

Thursday June 5, 1:55 pm ET

Transaction Significantly Expands DG FastChannel’s National Client Base and Revenue Mix

DG FastChannel to Realize Substantial Operational Synergies

DALLAS—(BUSINESS WIRE)—DG FastChannel, Inc. (NASDAQ: DGIT), a leading provider of digital media services to the advertising and broadcast industries, announced today that it completed its acquisition of the Vyvx advertising services business from Level 3 Communications, Inc. (Nasdaq: LVLT) for $129 million in cash, subject to certain adjustments.

Vyvx advertising services business includes distribution, post production and customer service operations. DG FastChannel has assumed approximately 110 full time Vyvx employees and regional operating offices in New York, Chicago, Delaware, Memphis, and Los Angeles. In addition, DG FastChannel has gained a stand-alone network operations center (“NOC”) in Tulsa, which will provide a fully redundant backup facility to the Company’s two other NOC’s in Dallas and Atlanta.

About DG FastChannel, Inc.

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively. DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries. The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, broadcast verification, and digital asset management. The Company has an online media distribution network used by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations. DG FastChannel recently agreed to acquire Enliven Marketing Technologies Corporation and expects the transaction to close in the third quarter of 2008. For more information visit www.dgfastchannel.com.

Safe Harbor for Forward-Looking Statements

Statements in this Press Release may contain certain forward-looking statements relating to DG FastChannel and its expectations for the Vyvx advertising distribution operations. All statements included in this Press Release concerning activities, events or developments that DG FastChannel expects, believes or anticipates will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the following: the risk that the operations will not be integrated successfully; and the risk that the expected cost savings and other synergies from the proposed transaction may not be fully realized, realized at all or take longer to realize than anticipated. Additional information on these and other risks, uncertainties and factors is included in DG FastChannel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the SEC.

Contact:

DG FastChannel, Inc.
Omar Choucair, 972-581-2000
Chief Financial Officer
or
Jaffoni & Collins Incorporated
Joseph Jaffoni, 212-835-8500
dgit@jcir.com